EXHIBIT 4.2


               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                            SERIES D PREFERRED STOCK

                                       OF

                                 ZENASCENT, INC.
                               __________________

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                               ___________________


IT IS HEREBY CERTIFIED that:

     1. The name of the company is Zenascent, Inc., a Delaware corporation (the "Company").

     2. The Certificate of Incorporation of the Company authorizes the issuance of Twenty Million (20,000,000) shares of common stock, $0.01 par value per share (the "Common Stock") and Five Million (5,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares of Preferred Stock in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, has adopted the following resolution creating a Series D Preferred Stock, which contains the rights and preferences set forth in this Certificate of Designation:

         RESOLVED, that up to 500,000 shares of the Five Million
     (5,000,000) authorized shares of Preferred Stock shall be designated Series D Preferred Stock, $0.01 par value per share, and shall possess the rights and preferences set forth in this Certificate of Designation.

     Section 1. Designation and Amount. The shares of such series shall have a par value of $0.01 per share and shall be designated as Series D Preferred Stock (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be 500,000.

     Section 2. Rank. The Series D Preferred Stock shall rank: (i) junior to the Series A Preferred Stock, $0.01 par value per share, of the Company


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(the "Series A Preferred Stock"), the Series B Preferred Stock, $0.01 par
value per share, of the Company (the "Series B Preferred Stock"), the Series C Preferred Stock, $0.01 par value per share, of the Company (the "Series C Preferred Stock"), and any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series D Preferred Stock (the "Senior Securities"); (ii) prior to all of the Common Stock now or hereafter authorized and issued; (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series D Preferred Stock of whatever subdivision (collectively with the Common Stock, the "Junior Securities"); and
(iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series D Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     Section 3. Dividends. The Series D Stock shall not be entitled to receive dividends or other distributions from the Company, and no dividends or distributions shall be payable in respect thereof.

     Section 4.  Liquidation Preference.

                 (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the Holders shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's certificate of incorporation, as amended, or any certificate(s) of designation, and prior in preference to any distribution to Junior Securities, but on parity with any distribution to the holders of Parity Securities, an aggregate amount per share equal to the sum of two million four hundred and thirty thousand dollars $2,430,000 (the "Liquidation Preference"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders and the holders of Parity Securities shall be insufficient to permit the payment of the full preferential amounts due to the Holders and the holders of the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders and the holders of the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation, as amended, and any certificate(s) of designation relating thereto.

                 (b) Upon the completion of the distribution required by Section 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation, as amended, and any certificate(s) of designation relating thereto.

                 (c) Each of (i) the sale, conveyance or disposition of all or substantially all of the assets or Common Stock of the Company; (ii) the voluntary or involuntary dissolution or winding up of the Company; and (iii) a merger or consolidation of the Company in which the Company's stockholders do not retain a majority of the voting power in the surviving entity, shall be treated as a liquidation, dissolution or winding up of the Company (each, a "Liquidation Event") within the meaning of Section 4(a).


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                 (d) Prior to the closing of a transaction that will result in a
Liquidation Event, the Company shall send to the Holders at least twenty (20) days prior written notice of the date when such Liquidation Event shall take place.

     Section 5. Redemption. The Holders shall not have any right, at any time or under any circumstances, to require the Company to redeem any of the Series D Preferred Stock.

     Section 6. Conversion of Series D Preferred Stock. The Series D Preferred Stock shall not be convertible into Common Stock or any other class of security of the Company.

     Section 7. Voting Rights. Except to the extent otherwise expressly provided by the General Corporation Law of the State of Delaware, the Series D Preferred Stock shall vote together with the Common Stock as a single class, and each share of Series D Preferred Stock shall entitle the Holder thereof to fifty
(50) votes on all matters to be voted on by the stockholders of the Company.

     Section 8.  Miscellaneous.

                 (a) Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provisions of this Certificate of Designation without the prior written consent or affirmative vote of the holders of not less than a majority of the Series D Preferred Stock outstanding at the time such action is taken.

                 (b) Notices. Except as otherwise expressly provided herein, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and will be deemed to have been given when so mailed or sent (i) to the Company, at its principal executive office, and (ii) to any Holder, at such Holder's address as it appears in the stock records of the Company (unless otherwise indicated by notice given to the Company by any such Holder).

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed as of the 16th day of October, 2002.


                                    ZENASCENT, INC.




                                     By:
                                        --------------------------------------
                                          James DiLorenzo, Vice President